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                                                                Exhibit 4.8


                                 FIRST AMENDMENT
                                     TO THE
                         FOXMEYER CORPORATION EMPLOYEES'
                       SAVINGS AND PROFIT SHARING PROGRAM


               WHEREAS, FoxMeyer Corporation (the "Company") restated the FoxMeyer Corporation Employees' Savings and Profit Sharing Plan (the "Plan") effective as of January 1, 1993; and
               WHEREAS, the Company desires to clarify the Separate Funds in which Members may direct the investment of their Individual Accounts; and
               WHEREAS, the Company desires to clarify a discrepancy in the Plan with respect to the vesting and characterization of Employer Discretionary Contributions in the allocation provisions; and
               WHEREAS, the Company desires to conform the "alternate Aggregate Limit" under the Multiple Use Limitation to applicable law; and
               WHEREAS, Article X of the Plan provides that the Company may amend the Plan at any time;
               NOW, THEREFORE, the Plan is hereby amended effective as of January 1, 1993 as follows:
               1. The definition in Section 1.40, Separate Fund(s), is hereby amended by deleting such definition in its entirety and replacing it with the following:
               Any separate investment fund maintained by the Trustees pursuant to the Trust Agreement



































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               effective as of February 1, 1990, which may include a money market fund, a bond fund, an equity-income fund, a growth and income fund and a "qualifying employer security" (within the meaning of Section 407(d)(5) of ERISA) fund, which may include such securities of the Company or any Affiliated Entity.
               2. The second sentence of Section 3.02(b) is hereby deleted in its entirety.
               3.   The "alternate Aggregate Limit" defined in subparagraph
     (d) of Section 3.04(e) is hereby amended by deleting the subparagraph in its entirety and replacing it with the following:

               Two plus the greater of the amount described in
               (a)(i) or (a)(ii) above. However, in no event shall this amount exceed 200 percent of the greater of the amount in (c)(i) or (c)(ii) above.

               In all other respects, the Plan is hereby ratified and confirmed.
               IN WITNESS WHEREOF, this Amendment to the Plan has been executed this 18th day of October, 1994.

                                   FOXMEYER CORPORATION

                                   By:  /s/ Sandra K. Stevens
                                        ------------------------------
                                        Name:  Sandra K. Stevens
                                        Title:  Vice President of
                                                Human Resources